Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tangoe, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-177398, 333-189557, 333-197083 and 333-205636) of Tangoe, Inc. of our report dated July 13, 2015, relating to the Statements of Assets Acquired and Liabilities Assumed of the Rivermine Telecom Expense Management Division of International Business Machines Corporation as of December 31, 2014 and 2013, and the related Statements of Revenue and Direct Expenses for the years then ended December 31, 2014 and 2013, which appear in this Form 8K/A dated August 14, 2015.

/s/ BDO USA, LLP

New York, NY
August 14, 2015